Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Contacts:

Heather Hahn or Allison Kurtz (Media)

L.C. Williams & Associates

800/837-7123 or 312/565-3900

hhahn@lcwa.com or akurtz@lcwa.com

Harriet Fried (Investors)

Lippert/Heilshorn & Associates

212-838-3777

hfried@lhai.com

TREX COMPANY PREVAILS IN PATENT LITIGATION

WINCHESTER, Va. – (BUSINESS WIRE) – September 9, 2009 – Trex Company, Inc. (NYSE: TWP), the nation’s leading manufacturer and distributor of wood alternative decking, railing, fencing and trim, announced today that the U.S. Court of Appeals for the Federal Circuit has affirmed a Federal District Court ruling that the Company does not infringe patents owned by Ron Nystrom.

Mr. Nystrom commenced the litigation in 2001, when he alleged that the Company’s products and its hidden fastening system infringe his patents. Trex had prevailed in a number of prior District Court and Court of Appeals decisions.

Ronald W. Kaplan, Trex’s president and chief executive officer, stated, “We are gratified that the Court of Appeals has fully and finally vindicated Trex. After eight years of litigation, the Trex management team can now put this unnecessary distraction behind us and maintain our intense company-wide focus on enhancing Trex’s operations and financial results.”

William R. Gupp, Trex’s vice president, general counsel and secretary, stated, “Since this case was commenced in 2001, we have been steadfast in our position that this case was completely without merit, and we aggressively defended it on that basis. This Court of Appeals decision provides finality on this case, which was time-consuming and costly, and we are very pleased to have prevailed.”

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing, fencing and trim, with over 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and plastic, combined through a proprietary process. Trex decking, railing, fencing and trim offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes® and Trex Trim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected future performance and condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the sensitivity of the Company’s business to general economic conditions; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 and its subsequent reports on Form 10-Q filed on May 8, 2009 and August 10, 2009 discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Trex Company